EXHIBIT 99.1

Contact:	The Aaron’s Company, Inc.
Investor Relations
678.402.3590
investorrelations@aarons.com

The Aaron’s Company, Inc. Reports Second Quarter 2022 Financial Results, Updates Full Year Outlook

•Consolidated revenues were $610.4 million, up 30.6%, benefiting from BrandsMart acquisition
•Strong performance from Aaron’s e-commerce channel and GenNext stores
•Losses per share were $0.17; Non-GAAP earnings per share were $0.79, adjusted primarily for acquisition-related items
•Net losses were $5.3 million; Non-GAAP net earnings were $24.8 million
•Consolidated adjusted EBITDA was $48.1 million, down 26.4%, as high inflation pressured lower-income consumers
•Updates full year adjusted EBITDA outlook to $150 million to $170 million

ATLANTA, July 25, 2022 - The Aaron’s Company, Inc. (NYSE: AAN), a leading, technology-enabled, omnichannel provider of lease-to-own and retail purchase solutions, today announced financial results for the second quarter ended June 30, 2022. This quarter is the Company’s first report on a consolidated basis, incorporating results from BrandsMart U.S.A., acquired April 1, 2022.
“With the acquisition of BrandsMart U.S.A., consolidated revenues increased in the second quarter, and we are encouraged by the performance of this new business segment,” said Douglas Lindsay, Chief Executive Officer of The Aaron’s Company, Inc. “In the Aaron’s Business, customer demand and payment activity progressively worsened through the quarter as high inflation impacted the lower-income consumer. In response to these challenging market conditions, we are leveraging our centralized lease decisioning and digital servicing platforms to maintain relationships with our customers and strengthening actions to control costs.”
“We continue to strategically invest in our growing e-commerce channel, our high-performing GenNext store program, and the value creation opportunities available through the BrandsMart acquisition,” Lindsay added. “Together with our strong balance sheet and liquidity, we believe these investments enable us to continue delivering a market leading value proposition to a large and increasingly diversified customer base that will expand our market share and position us for future growth.”

Second Quarter 2022 Financial Highlights
The Aaron’s Company, Inc. (the “Company”) conducts its operations through two primary operating business segments: 1) the Aaron’s Business segment, which includes, Company-operated Aaron’s stores, the Aarons.com e-commerce platform, Aaron’s franchise operations, BrandsMart Leasing, a lease-to-own solution offered to customers of BrandsMart U.S.A., and Woodhaven, a furniture manufacturing operation (collectively, the “Aaron’s Business”); and 2) the BrandsMart segment, which includes, BrandsMart U.S.A. retail stores and the Brandsmartusa.com e-commerce platform (collectively, “BrandsMart”). The financial and operating results for the BrandsMart segment do not include BrandsMart Leasing and neither business segment results include unallocated corporate expenses. Additionally, the Company’s financial and operating results for the second quarter of 2022 include the results of operations of BrandsMart subsequent to the April 1, 2022 acquisition, while financial and operating results for all periods prior to the April 1, 2022 acquisition do not include BrandsMart. For all periods presented, the Company has retroactively adjusted disclosures to align with the new reportable segments.
Consolidated Results
The Company’s total revenues were $610.4 million in the second quarter of 2022 compared with $467.5 million for the second quarter of 2021. Net losses were $5.3 million for the second quarter of 2022 compared with net earnings of $33.0 million in the prior year period. Net losses for the second quarter of 2022 include the effects of a one-time, non-cash charge for a fair value adjustment to merchandise inventories of $23.0 million, BrandsMart acquisition-related costs of $8.0 million, restructuring charges of $5.6 million, acquisition-related intangible amortization expense of $2.8 million, and separation costs of $0.2 million. These charges were partially offset by a net tax benefit of $4.8 million related to a remeasurement of the Company’s deferred state tax balances in conjunction with the BrandsMart acquisition. Net earnings in the second quarter of 2021 included restructuring charges of $1.8 million and separation costs of $1.2 million.

Adjusted EBITDA was $48.1 million in the second quarter of 2022, a decrease of 26.4% compared to the second quarter of 2021. As a percentage of total consolidated revenues, adjusted EBITDA was 7.9% in the second quarter of 2022 compared with 14.0% in the prior year second quarter. The declines in adjusted EBITDA and adjusted EBITDA margin were primarily due to lower lease renewal rates, higher provision for lease merchandise write-offs, and higher other operating expenses, partially offset by lower personnel costs in the Aaron’s Business. The decline in adjusted EBITDA was also offset by $10.5 million of adjusted EBITDA generated from the BrandsMart acquisition.
Diluted losses per share were $0.17 in the second quarter of 2022 compared with diluted earnings per share of $0.95 in the second quarter of 2021. On a non-GAAP basis, diluted earnings per share were $0.79 for the second quarter of 2022 compared with $1.05 in the second quarter of 2021.
Aaron’s Business Segment Results
Total revenues for the Aaron’s Business were $430.2 million in the second quarter of 2022, a decrease of 8.0% compared to the second quarter of 2021, primarily due to lower lease revenues and retail sales. The lower lease revenues were primarily attributable to lower lease renewal rates and lower exercise of early purchase options. At the end of the second quarter of 2022 our overall lease portfolio size was $130.8 million, a decrease of 1.5% compared to the end of the second quarter of 2021. The lease renewal rate for the second quarter of 2022 was 88.5%, compared to 92.4% in the government stimulus-aided second quarter of 2021. E-commerce revenues increased 4.0% in the second quarter of 2022 compared to the same period in 2021 and represented 15.4% of lease revenues. During the quarter, the Aaron’s Business opened 36 GenNext locations, bringing the total to 171 GenNext stores, or 16.1% of total Company-operated Aaron’s stores. Lease originations in GenNext stores open less than one year continued growing at a rate of more than 20 percentage points higher than our average legacy stores.
Same store revenues decreased 6.7% as compared to the second quarter of 2021. The decrease was primarily driven by a lower lease renewal rate, lower exercise of early purchase options, and a reduction in retail sales. These factors were partially offset by a larger average same-store lease portfolio size during the quarter.
For the Aaron’s Business, earnings before income taxes for the second quarter of 2022 were $29.5 million compared to $61.7 million in the second quarter of 2021.

Adjusted EBITDA for the Aaron’s Business was $48.0 million in the second quarter of 2022, a decrease of 38.9% compared to the second quarter of 2021. As a percentage of total revenues for the Aaron’s Business, adjusted EBITDA was 11.2% in the second quarter of 2022 compared with 16.8% in the prior year second quarter. The declines in adjusted EBITDA and adjusted EBITDA margin for the Aaron’s Business were primarily due to lower lease renewal rates and higher provision for lease merchandise write-offs compared to the government stimulus-aided levels in the second quarter of 2021. Lease merchandise write-offs were 5.7% in the second quarter of 2022, as compared to 2.9% in the second quarter of 2021. Adjusted EBITDA was also impacted by higher other operating expenses offset by lower personnel costs.
BrandsMart Segment Second Quarter Results
The Company’s consolidated financial and operating results for all periods prior to the April 1, 2022 acquisition do not include BrandsMart and therefore have not been addressed in the discussion below.
Total revenues for BrandsMart were $181.4 million in the second quarter of 2022. Losses before income taxes for the second quarter of 2022 were $15.9 million. Losses before income taxes in the second quarter of 2022 include a one-time $23.0 million non-cash charge related to a fair value adjustment of the acquired merchandise inventories.
Adjusted EBITDA was $10.5 million in the second quarter, and as a percentage of total revenues for the BrandsMart segment, adjusted EBITDA was 5.8%.
Second Quarter Share Repurchase Program and Dividend Activity
During the second quarter of 2022, the Company repurchased 254,216 shares of Aaron’s common stock for a total purchase price of approximately $5.3 million. The total shares outstanding as of June 30, 2022 were 30,777,065, compared to 33,093,668 as of June 30, 2021. The remaining authorized share repurchase amount was $135.8 million as of June 30, 2022. In addition, the Board declared a quarterly cash dividend of $0.1125 per share which was paid to shareholders of record on July 5, 2022.

Updated Full Year 2022 Outlook
The Company has updated its full year 2022 outlook to reflect expectations that continued high inflation and related macroeconomic factors will adversely impact customer demand, lease portfolio size, lease renewal rates, the provision for lease merchandise write-offs, and Company expenses. For the full year 2022, we now expect consolidated total revenues between $2.19 billion and $2.27 billion, adjusted EBITDA between $150.0 million and $170.0 million, and non-GAAP earnings per share between $1.75 and $2.15.
The Company assumes depreciation and amortization of $85.0 million to $90.0 million, and a diluted weighted average share count of approximately 31.5 million shares.

	Current Outlook[1,2,3]		Previous Outlook[1,2]
	Low	High	Low	High
Consolidated Company
Total Revenues	$2.19 billion	$2.27 billion	$2.32 billion	$2.39 billion
Adjusted EBITDA	$150.0 million	$170.0 million	$200.0 million	$215.0 million
Non-GAAP EPS	$1.75	$2.15	$2.65	$2.90
Capital Expenditures	$100.0 million	$120.0 million	$100.0 million	$125.0 million
Free Cash Flow	$50.0 million	$60.0 million	$45.0 million	$55.0 million

Aaron’s Business
Total Revenues	$1.65 billion	$1.71 billion	N/A	N/A
Adjusted EBITDA	$180.0 million	$195.0 million	N/A	N/A
Annual Same Store Revenues	-8.0%	-6.0%	N/A	N/A

BrandsMart
Total Revenues	$545.0 million	$565.0 million	$545.0 million	$565.0 million
Adjusted EBITDA	$20.0 million	$25.0 million	$20.0 million	$25.0 million
1 See the “Use of Non-GAAP Financial Information” section accompanying the press release.
2 BrandsMart outlook represents expected results for the nine months ended December 31, 2022.
3 The current outlook for the Aaron’s Business and BrandsMart segments does not include unallocated corporate expenses.
Conference Call and Webcast
The Company will hold a conference call to discuss its quarterly results on July 26, 2022, at 8:30 a.m. Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Company’s investor relations website, investor.aarons.com.

About The Aaron’s Company Inc.
    Headquartered in Atlanta, The Aaron’s Company, Inc. (NYSE: AAN) is a leading, technology-enabled, omnichannel provider of lease-to-own and retail purchase solutions of appliances, electronics, furniture, and other home goods across its brands: Aaron’s, BrandsMart U.S.A., BrandsMart Leasing, and Woodhaven. Aaron’s offers a direct-to-consumer lease-to-own solution through its approximately 1,300 Company-operated and franchised stores in 47 states and Canada, as well as its e-commerce platform. BrandsMart U.S.A. is one of the leading appliance retailers in the country with ten retail stores in Florida and Georgia. BrandsMart Leasing offers lease-to-own solutions to customers of BrandsMart U.S.A. Woodhaven is our furniture manufacturing division. For more information, visit investor.aarons.com, aarons.com, and brandsmartusa.com.
Forward-Looking Statements
Statements in this news release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as “remain,” “believe,” “outlook,” “expect,” “assume,” “assumed,” and similar terminology. These risks and uncertainties include factors such as (i) factors impacting consumer spending, including the current inflationary environment and general macroeconomic conditions; (ii) any ongoing impact of the COVID-19 pandemic due to new variants or efficacy and rate of vaccinations, as well as related measures taken by governmental or regulatory authorities to combat the pandemic (iii) the possibility that the operational, strategic and shareholder value creation opportunities expected from the separation and spin-off of the Aaron’s Business into what is now The Aaron’s Company, Inc. may not be achieved in a timely manner, or at all; (iv) the failure of that separation to qualify for the expected tax treatment; (v) the risk that the Company may fail to realize the benefits expected from the acquisition of BrandsMart U.S.A., including projected synergies; (vi) risks related to the disruption of management time from ongoing business operations due to the acquisition; (vii) failure to promptly and effectively integrate the BrandsMart U.S.A. acquisition; (viii) the effect of the acquisition on our operating results and businesses and on the ability of Aaron's and BrandsMart to retain and hire key personnel or maintain relationships with suppliers; (ix) changes in the enforcement and interpretation of existing laws and regulations and the adoption of new laws and regulations that may unfavorably impact our business; (x) legal and regulatory proceedings and investigations, including those related to consumer protection laws and regulations, customer privacy, third party and employee fraud, and information security; (xi) the risks associated with our strategy and strategic priorities not being successful, including our e-commerce and real estate repositioning and optimization initiatives or being more costly than anticipated; (xii) risks associated with the challenges faced by our business, including the commoditization of consumer electronics, our high fixed-cost operating model and the ongoing labor shortage; (xiii) increased competition from traditional and virtual lease-to-own competitors, as well as from traditional and online retailers and other competitors; (xiv) financial challenges faced by our franchisees; (xv) increases in lease merchandise write-offs, and the potential limited duration and impact of government stimulus and other government payments made by Federal and State governments to counteract the economic impact of the pandemic; (xvi) the availability and prices of supply chain resources, including products and transportation; (xvii) business disruptions due to political or economic instability due to the ongoing conflict between Russia and Ukraine; and (xviii) the other risks and uncertainties discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Statements in this press release that are “forward-looking” include without limitation statements about: (i) the execution of our key strategic priorities; (ii) the growth and other benefits we expect from executing those priorities; (iii) our 2022 financial performance outlook; (iv) the Company’s goals, plans, expectations, and projections regarding the expected benefits of the BrandsMart acquisition; and (v) the expected impact on our 2022 financial performance of additional rounds of government stimulus payments. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances after the date of this press release.

THE AARON’S COMPANY, INC.
Consolidated Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended		(Unaudited) Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
REVENUES:
Lease Revenues and Fees	$386,513	$411,621	$795,831	$839,262
Retail Sales	190,848	16,877	203,455	33,323
Non-Retail Sales	27,042	32,455	54,869	62,404
Franchise Royalties and Other Revenues	5,981	6,542	12,311	13,560
	610,384	467,495	1,066,466	948,549
COST OF REVENUES:
Depreciation of Lease Merchandise and Other Lease Revenue Costs	127,772	132,319	264,436	273,296
Retail Cost of Sales	165,228	10,887	174,343	21,405
Non-Retail Cost of Sales	24,237	29,609	49,593	56,100
	317,237	172,815	488,372	350,801
GROSS PROFIT	293,147	294,680	578,094	597,748
OPERATING EXPENSES:
Personnel Costs	130,257	121,426	251,367	246,289
Other Operating Expenses, Net	136,387	114,046	240,746	222,412
Provision for Lease Merchandise Write-Offs	22,113	12,117	44,070	25,534
Restructuring Expenses, Net	5,582	1,794	8,917	5,235
Separation Costs	230	1,246	770	5,636
Acquisition-Related Costs	8,033	—	11,497	—
	302,602	250,629	557,367	505,106
OPERATING (LOSSES) PROFIT	(9,455)	44,051	20,727	92,642
Interest Expense	(2,463)	(451)	(2,813)	(795)
Other Non-Operating (Expense) Income, Net	(1,556)	744	(2,483)	1,146
(LOSSES) EARNINGS BEFORE INCOME TAXES	(13,474)	44,344	15,431	92,993
INCOME TAX (BENEFIT) EXPENSE	(8,132)	11,369	(759)	23,695
NET (LOSSES) EARNINGS	$(5,342)	$32,975	$16,190	$69,298

(LOSSES) EARNINGS PER SHARE	$(0.17)	$0.98	$0.52	$2.04
(LOSSES) EARNINGS PER SHARE ASSUMING DILUTION	$(0.17)	$0.95	$0.51	$1.99
WEIGHTED AVERAGE SHARES OUTSTANDING	30,827	33,812	30,944	34,036
WEIGHTED AVERAGE SHARES OUTSTANDING ASSUMING DILUTION	30,827	34,561	31,490	34,739

THE AARON’S COMPANY, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	June 30, 2022	December 31, 2021
ASSETS:
Cash and Cash Equivalents	$28,249	$22,832
Accounts Receivable (net of allowances of $7,886 at June 30, 2022 and $7,163 at December 31, 2021)	41,020	29,443
Lease Merchandise (net of accumulated depreciation and allowances of $437,803 at June 30, 2022 and $439,745 at December 31, 2021)	746,666	772,154
Merchandise Inventories, Net	106,255	—
Property, Plant and Equipment, Net	263,906	230,895
Operating Lease Right-of-Use Assets	459,828	278,125
Goodwill	75,242	13,134
Other Intangibles, Net	110,258	5,095
Income Tax Receivable	6,731	3,587
Prepaid Expenses and Other Assets	93,691	86,000
Total Assets	$1,931,846	$1,441,265
LIABILITIES & SHAREHOLDERS’ EQUITY:
Accounts Payable and Accrued Expenses	$236,624	$244,670
Deferred Income Taxes Payable	93,744	92,306
Customer Deposits and Advance Payments	74,504	66,289
Operating Lease Liabilities	496,129	309,834
Debt	310,332	10,000
Total Liabilities	1,211,333	723,099

Shareholders’ Equity:
Common Stock, Par Value $0.50 Per Share: Authorized: 112,500,000 Shares at June 30, 2022 and December 31, 2021; Shares Issued: 36,037,069 at June 30, 2022 and 35,558,714 at December 31, 2021	18,019	17,779
Additional Paid-in Capital	731,891	724,384
Retained Earnings	107,611	98,546
Accumulated Other Comprehensive Losses	(608)	(739)
	856,913	839,970
Less: Treasury Shares at Cost
5,260,004 Shares at June 30, 2022 and 4,580,390 at December 31, 2021	(136,400)	(121,804)
Total Shareholders’ Equity	720,513	718,166
Total Liabilities & Shareholders’ Equity	$1,931,846	$1,441,265

THE AARON’S COMPANY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	(Unaudited)
	Six Months Ended June 30,
(In Thousands)	2022	2021
OPERATING ACTIVITIES:
Net Earnings	$16,190	$69,298
Adjustments to Reconcile Net Earnings to Cash Provided by Operating Activities:
Depreciation of Lease Merchandise	260,507	269,600
Other Depreciation and Amortization	40,395	34,547
Provision for Lease Merchandise Write-Offs	44,070	25,534
Non-Cash Inventory Fair Value Adjustment	23,023	—
Accounts Receivable Provision	17,484	10,879
Stock-Based Compensation	6,835	6,882
Deferred Income Taxes	(1,644)	16,674
Impairment of Assets	6,048	2,810
Non-Cash Lease Expense	53,850	45,802
Other Changes, Net	(6,349)	(2,437)
Changes in Operating Assets and Liabilities:
Lease Merchandise	(279,949)	(335,262)
Merchandise Inventories	(2,480)	—
Accounts Receivable	(13,189)	(3,554)
Prepaid Expenses and Other Assets	5,829	(3,228)
Income Tax Receivable	(3,144)	(707)
Operating Lease Right-of-Use Assets and Liabilities	(59,642)	(63,169)
Accounts Payable and Accrued Expenses	(33,909)	(2,748)
Customer Deposits and Advance Payments	(16,849)	(10,766)
Cash Provided by Operating Activities	57,076	60,155
INVESTING ACTIVITIES:
Purchases of Property, Plant, and Equipment	(57,687)	(45,826)
Proceeds from Dispositions of Property, Plant, and Equipment	10,191	8,340
Acquisition of BrandsMart U.S.A., Net of Cash Acquired	(266,772)	—
Acquisition of Businesses and Customer Agreements, Net of Cash Acquired	(917)	(1,734)
Proceeds from Other Investing-Related Activities	968	1,974
Cash Used in Investing Activities	(314,217)	(37,246)
FINANCING ACTIVITIES:
Repayments on Swing Line Loans, Net	(10,000)	—
Proceeds from Revolver and Term Loan	291,700	—
Repayments on Revolver, Term Loan and Financing Leases	(4,200)	(753)
Borrowings on Inventory Loan Program, Net	8,121	—
Dividends Paid	(6,611)	(6,770)
Acquisition of Treasury Stock	(11,055)	(42,626)
Issuance of Stock Under Stock Option Plans	912	1,790
Shares Withheld for Tax Payments	(3,541)	(2,729)
Debt Issuance Costs	(2,758)	—
Cash Provided by (Used in) Financing Activities	262,568	(51,088)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(10)	35
Increase (Decrease) in Cash and Cash Equivalents	5,417	(28,144)
Cash and Cash Equivalents at Beginning of Period	22,832	76,123
Cash and Cash Equivalents at End of Period	$28,249	$47,979

The Aaron’s Company, Inc.
Quarterly Revenues by Segment
(In thousands)

	(Unaudited)
	Three Months Ended
	June 30, 2022
	Aaron’s Business	BrandsMart	Elimination of Intersegment Revenues	Total
Lease Revenues and Fees	$386,513	$—	—	$386,513
Retail Sales	10,709	181,442	(1,303)	190,848
Non-Retail Sales	27,042	—	—	27,042
Franchise Royalties and Fees	5,792	—	—	5,792
Other	189	—	—	189
Total Revenues	$430,245	$181,442	$(1,303)	$610,384

	(Unaudited)
	Three Months Ended
	June 30, 2021
	Aaron’s Business	BrandsMart	Elimination of Intersegment Revenues	Total
Lease Revenues and Fees	$411,621	$—	—	$411,621
Retail Sales	16,877	—	—	16,877
Non-Retail Sales	32,455	—	—	32,455
Franchise Royalties and Fees	6,253	—	—	6,253
Other	289	—	—	289
Total Revenues	$467,495	$—	$—	$467,495

The Aaron’s Company, Inc.
Six Months Revenues by Segment
(In thousands)

	(Unaudited)
	Six Months Ended
	June 30, 2022
	Aaron’s Business	BrandsMart	Elimination of Intersegment Revenues	Total
Lease Revenues and Fees	$795,831	$—	$—	$795,831
Retail Sales	23,316	181,442	(1,303)	203,455
Non-Retail Sales	54,869	—	—	54,869
Franchise Royalties and Fees	11,910	—	—	11,910
Other	401	—	—	401
Total	$886,327	$181,442	$(1,303)	$1,066,466

	(Unaudited)
	Six Months Ended
	June 30, 2021
	Aaron’s Business	BrandsMart	Elimination of Intersegment Revenues	Total
Lease Revenues and Fees	$839,262	$—	$—	$839,262
Retail Sales	33,323	—	—	33,323
Non-Retail Sales	62,404	—	—	62,404
Franchise Royalties and Fees	12,962	—	—	12,962
Other	598	—	—	598
Total	$948,549	$—	$—	$948,549

Use of Non-GAAP Financial Information:
Non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and adjusted EBITDA are supplemental measures of our performance that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). Non-GAAP net earnings and non-GAAP diluted earnings per share for 2022 exclude certain charges including amortization expense resulting from acquisitions, restructuring charges, separation costs associated with the separation and distribution transaction that resulted in our spin-off into a separate publicly-traded company, acquisition-related costs, and a one-time, non-cash charge for a fair value adjustment to merchandise inventories. Non-GAAP net earnings and non-GAAP diluted earnings per share for 2021 exclude certain charges including amortization expense resulting from acquisitions, restructuring charges and separation costs associated with the separation and distribution transaction that resulted in our spin-off into a separate publicly-traded company. The amounts for these pre-tax non-GAAP adjustments, which are tax-effected using estimated tax rates which are commensurate with non-GAAP pre-tax earnings, can be found in the Reconciliation of Net (Loss) Earnings and (Loss) Earnings Per Share Assuming Dilution to Non-GAAP Net Earnings and Non-GAAP Earnings Per Share Assuming Dilution table in this press release.
The EBITDA and adjusted EBITDA figures presented in this press release are calculated as the Company’s (loss) earnings before interest expense, depreciation on property, plant and equipment, amortization of intangible assets and income taxes. Adjusted EBITDA also excludes the other adjustments described in the calculation of non-GAAP net earnings above. Adjusted EBITDA margin is defined as EBITDA as a percentage of revenue. The amounts for these pre-tax non-GAAP adjustments can be found in the Quarterly EBITDA table in this press release.
Management believes that non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and Adjusted EBITDA provide relevant and useful information, and are widely used by analysts, investors and competitors in our industry as well as by our management in assessing both consolidated and business unit performance.
Non-GAAP net earnings and non-GAAP diluted earnings per share provide management and investors with an understanding of the results from the primary operations of our business by excluding the effects of certain items that generally arose from larger, one-time transactions that are not reflective of the ordinary earnings activity of our operations or transactions that have variability and volatility of the amount. This measure may be useful to an investor in evaluating the underlying operating performance of our business.

EBITDA and Adjusted EBITDA also provide management and investors with an understanding of one aspect of earnings before the impact of investing and financing charges and income taxes. These measures may be useful to an investor in evaluating our operating performance and liquidity because the measures:
•Are widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon accounting methods, book value of assets, capital structure and the method by which assets were acquired, among other factors.
•Are a financial measurement that is used by rating agencies, lenders and other parties to evaluate our creditworthiness.
•Are used by our management for various purposes, including as a measure of performance of our operating entities and as a basis for strategic planning and forecasting.
The Free Cash Flow figures presented in this press release and in the press release dated April 25, 2022 are calculated as the Company’s cash flows provided by operating activities, adjusted for acquisition-related transaction costs and proceeds from real estate transactions, less capital expenditures. Management believes that Free Cash Flow is an important measure of liquidity provides relevant and useful information, and are widely used by analysts, investors and competitors in our industry as well as by our management in assessing liquidity.
    Non-GAAP financial measures, however, should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company’s GAAP basis net earnings and diluted earnings per share, the Company’s GAAP revenues and earnings before income taxes and GAAP cash from operating activities, which are also presented in the press release. Further, we caution investors that amounts presented in accordance with our definitions of non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA, adjusted EBITDA and Free Cash Flow may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.

Reconciliation of Net (Loss) Earnings and (Loss) Earnings Per Share Assuming Dilution to Non-GAAP Net Earnings and Non-GAAP Earnings Per Share Assuming Dilution
(In thousands, except per share)

	(Unaudited) Three Months Ended		(Unaudited) Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net (Losses) Earnings	$(5,342)	$32,975	$16,190	$69,298
Income Taxes	(8,132)	11,369	(759)	23,695
(Losses) Earnings Before Income Taxes	$(13,474)	$44,344	$15,431	$92,993
Add: Acquisition-Related Intangible Amortization Expense	2,782	1,428	3,423	2,935
Add: Restructuring Expenses, Net	5,582	1,794	8,917	5,235
Add: Separation Costs	230	1,246	770	5,636
Add: Non-Cash Inventory Fair Value Adjustment	23,023	—	23,023	—
Add: Acquisition-Related Costs	8,033	—	11,497	—
Non-GAAP Earnings Before Income Taxes	26,176	48,812	63,061	106,799

Income taxes, calculated using a non-GAAP Effective Tax Rate	1,388	12,515	10,796	27,213
Non-GAAP Net Earnings	$24,788	$36,297	$52,265	$79,586

(Losses) Earnings Per Share Assuming Dilution	$(0.17)	$0.95	$0.51	$1.99
Add: Acquisition-Related Intangible Amortization Expense	0.09	0.04	0.11	0.08
Add: Restructuring Expenses, Net	0.18	0.05	0.28	0.15
Add: Separation Costs	0.01	0.04	0.02	0.16
Add: Non-Cash Inventory Fair Value Adjustment	0.74	—	0.73	—
Add: Acquisition-Related Costs	0.26	—	0.37	—
Tax Effect of Non-GAAP adjustments	(0.30)	(0.03)	(0.37)	(0.10)
Non-GAAP Earnings Per Share Assuming Dilution(1)	$0.79	$1.05	$1.66	$2.29

Weighted Average Shares Outstanding Assuming Dilution(2)	31,222	34,561	31,490	34,739
(1)In some cases, the sum of individual EPS amounts may not equal total non-GAAP EPS calculations due to rounding.
(2)For the three months ended June 30, 2022, the GAAP Weighted Average Shares Outstanding Assuming Dilution was 30,827 and the Non-GAAP Weighted Average Shares Outstanding Assuming Dilution was 31,222.

The Aaron’s Company, Inc.
Non-GAAP Financial Information
Quarterly EBITDA by Segment
(In thousands)

	(Unaudited)
	Three Months Ended June 30, 2022
	Aaron’s Business	BrandsMart	Unallocated Corporate	Elimination	Total
Net Earnings (Losses)	$29,520	$(15,919)	$(18,604)	$(339)	$(5,342)
Income Taxes	—	—	(8,132)	—	(8,132)
Earnings (Losses) Before Income Taxes	$29,520	$(15,919)	$(26,736)	$(339)	$(13,474)
Interest Expense	—	—	2,463	—	2,463
Depreciation	17,814	1,189	364	—	19,367
Amortization	700	2,178	—	—	2,878
EBITDA	$48,034	$(12,552)	$(23,909)	$(339)	$11,234
Separation Costs	—	—	230	—	230
Restructuring Expenses, Net	—	—	5,582	—	5,582
Acquisition-Related Costs	—	—	8,033	—	8,033
Non-Cash Inventory Fair Value Adjustment	—	23,023	—	—	23,023
Adjusted EBITDA	$48,034	$10,471	$(10,064)	$(339)	$48,102

	(Unaudited)
	Three Months Ended June 30, 2021
	Aaron’s Business	BrandsMart	Unallocated Corporate	Elimination	Total
Net Earnings (Losses)	$61,665	$—	$(28,690)	$—	$32,975
Income Taxes	—	—	11,369	—	11,369
Earnings (Losses) Before Income Taxes	$61,665	$—	$(17,321)	$—	$44,344
Interest Expense	—	—	451	—	451
Depreciation	15,377	—	504	—	15,881
Amortization	1,599	—	—	—	1,599
EBITDA	$78,641	$—	$(16,366)	$—	$62,275
Separation Costs	—	—	1,246	—	1,246
Restructuring Expenses, Net	—	—	1,794	—	1,794
Adjusted EBITDA	$78,641	$—	$(13,326)	$—	$65,315

The Aaron’s Company, Inc.
Non-GAAP Financial Information
Six Months EBITDA by Segment
(In thousands)

	(Unaudited)
	Six Months Ended June 30, 2022
	Aaron’s Business	BrandsMart	Unallocated Corporate	Elimination	Total
Net Earnings (Losses)	$81,681	$(15,919)	$(49,233)	$(339)	$16,190
Income Taxes	—	—	(759)	—	(759)
Earnings (Losses) Before Income Taxes	$81,681	$(15,919)	$(49,992)	$(339)	$15,431
Interest Expense	—	—	2,813	—	2,813
Depreciation	34,802	1,189	761	—	36,752
Amortization	1,464	2,178	—	—	3,642
EBITDA	$117,947	$(12,552)	$(46,418)	$(339)	$58,638
Separation Costs	—	—	770	—	770
Restructuring Expenses, Net	—	—	8,917	—	8,917
Acquisition-Related Costs	—	—	11,497	—	11,497
Non-Cash Inventory Fair Value Adjustment	—	23,023	—	—	23,023
Adjusted EBITDA	$117,947	$10,471	$(25,234)	$(339)	$102,845

	(Unaudited)
	Six Months Ended June 30, 2021
	Aaron’s Business	BrandsMart	Unallocated Corporate	Elimination	Total
Net Earnings (Losses)	$132,918	$—	$(63,620)	$—	$69,298
Income Taxes	—	—	23,695	—	23,695
Earnings (Losses) Before Income Taxes	$132,918	—	$(39,925)	$—	$92,993
Interest Expense	—	—	795	—	795
Depreciation	30,216	—	1,048	—	31,264
Amortization	3,283	—	—	—	3,283
EBITDA	$166,417	—	$(38,082)	$—	$128,335
Separation Costs	—	—	5,636	—	5,636
Restructuring Expenses, Net	—	—	5,235	—	5,235
Adjusted EBITDA	$166,417	$—	$(27,211)	$—	$139,206

Reconciliation of 2022 Current Outlook for Adjusted EBITDA
(In thousands)

Fiscal Year 2022 Ranges
	Aaron’s Business	BrandsMart	Consolidated Total
Estimated Net Earnings			$10,000 - $24,000
Income Taxes			$250 - $750
Projected Earnings Before Income Taxes	$105,000 - $118,000	($11,000) - ($8,000)	$10,250 - $24,750
Interest Expense	—	—	$10,500 - $11,000
Depreciation and Amortization	$75,000 - $77,000	$8,000 - $10,000	$85,000 - $90,000
Projected EBITDA	$180,000 - $195,000	($3,000) - $2,000	$105,750 - $125,750
Other Adjustments, Net[1]	—	$23,000	$44,250
Projected Adjusted EBITDA	$180,000 - $195,000	$20,000 - $25,000	$150,000 - $170,000
(1) Other Adjustments, Net includes non-GAAP charges related to restructuring charges, separation costs associated with the separation and distribution transaction that resulted in our spin-off into a separate publicly-traded company, BrandsMart one-time integration and other acquisition-related costs, and a one-time, non-cash charge for a fair value adjustment to BrandsMart merchandise inventories.

Reconciliation of 2022 Current Outlook for Earnings Per Share
Assuming Dilution to Non-GAAP Earnings Per Share Assuming Dilution

	Fiscal Year 2022 Range
	Low	High
Projected Earnings Per Share Assuming Dilution	$0.30	$0.80
Add Sum of Other Adjustments[1]	1.45	1.35
Projected Non-GAAP Earnings Per Share Assuming Dilution	$1.75	$2.15
(1)    Includes the non-GAAP charges related to restructuring charges, separation costs associated with the separation and distribution transaction that resulted in our spin-off into a separate publicly-traded company, BrandsMart one-time integration and other acquisition-related costs, and a one-time, non-cash charge for a fair value adjustment to BrandsMart merchandise inventories.

Reconciliation of 2022 Current Outlook for Free Cash Flow
(In thousands)

Fiscal Year 2022 Ranges
Consolidated Total
Cash Provided by Operating Activities	$126,500 - $154,500
Add: Proceeds from Real Estate Transactions	$12,000 - $14,000
Add: Acquisition-Related Transaction Costs	$11,500
Less: Capital Expenditures	($100,000 - $120,000)
Free Cash Flow	$50,000 - $60,000

Reconciliation of 2022 Previous
Outlook for Adjusted EBITDA
(In thousands)

Fiscal Year 2022 Ranges
	Aaron’s Business	BrandsMart[1]	Consolidated Total[2]
Estimated Net Earnings			$75,000 - $81,000
Income Taxes			26,000 - 28,000
Projected Earnings Before Income Taxes	N/A	$13,500 - $16,500	$101,000 - $109,000
Interest Expense	N/A	—	9,000 - 10,000
Depreciation and Amortization	N/A	4,000 - 5,000	80,000 - 85,000
Projected EBITDA	N/A	$17,500 - $21,500	$190,000 - $204,000
Projected Other Adjustments, Net	N/A	2,500 - 3,500	10,000 - 11,000
Projected Adjusted EBITDA	N/A	$20,000 - $25,000	$200,000 - $215,000
(1) Amortization related to the acquired BrandsMart intangible assets was excluded from the Previous Outlook provided April 25, 2022 as the respective fair values were pending the completion of the purchase price valuation and could not be reasonably estimated as of that date. Projected Other Adjustments, Net in the table above includes one-time integration and other acquisition-related costs.
(2) Projected Other Adjustments, Net includes the non-GAAP charges related to restructuring charges, separation costs associated with the separation and distribution transaction that resulted in our spin-off into a separate publicly-traded company and BrandsMart one-time integration and other acquisition-related costs. Amortization related to the acquired BrandsMart intangible assets was excluded from the Previous Outlook provided April 25, 2022 as the respective fair values were pending the completion of the purchase price valuation and could not be reasonably estimated as of that date.

Reconciliation of 2022 Previous Outlook for Earnings Per Share
Assuming Dilution to Non-GAAP Earnings Per Share Assuming Dilution

	Fiscal Year 2022 Range
	Low	High
Projected Earnings Per Share Assuming Dilution	$2.39	$2.57
Add Sum of Projected Other Adjustments[1]	0.26	0.33
Projected Non-GAAP Earnings Per Share Assuming Dilution	$2.65	$2.90
(1)    Includes the non-GAAP charges related to restructuring charges, separation costs associated with the separation and distribution transaction that resulted in our spin-off into a separate publicly-traded company and BrandsMart one-time integration and other acquisition-related costs. Amortization related to the acquired BrandsMart intangible assets was excluded from the Previous Outlook provided April 25, 2022 as the respective fair values were pending the completion of the purchase price valuation and could not be reasonably estimated as of that date.

Reconciliation of 2022 Previous Outlook for Free Cash Flow
(In thousands)

Fiscal Year 2022 Ranges
Consolidated Total
Cash Provided by Operating Activities	$139,000 - $173,000
Add: Proceeds from Real Estate Transactions	6,000 - 7,000
Less: Capital Expenditures	(100,000 - 125,000)
Free Cash Flow	$45,000 - $55,000